FOR IMMEDIATE RELEASE

Contacts:

Avenue Entertainment Group                       Double Bay Entertainment
Cary Brokaw, President and CEO                   Rob Chapman, President and CEO
Sheri Halfon, Senior Vice-President              323-876-6400
310-996-6800


               AVENUE ENTERTAINMENT GROUP ACQUIRES LCA PRODUCTIONS

                Establishes Avenue Family Entertainment Division

        Los Angeles, CA, January 29, 2001 - - Avenue Entertainment Group, Inc. (AMEX: PIX) announced today the first step in its planned expansion of its film and television activities with the acquisition of LCA productions, Inc., and the creation of a new division of the company, Avenue Family Entertainment, concentrating on high quality family oriented feature films.

        With the expansion of its production activity, Avenue Entertainment Group is actively assembling a combination of financial resources, which will enable the company to finance many of its future productions, expand its film library and retain a considerably larger share of film revenues.

        The company has agreed to acquire LCA Productions, Inc., from Double Bay Entertainment, Inc. in a stock only transaction. As a subsidiary of Double Bay Entertainment, LCA Productions, Inc. has the rights to produce a series of family oriented live action feature films, known as "The Adventures of ..." series, based on the most celebrated characters of myth and legend in their teenage years. Avenue and Double Bay will cooperate to produce and market "The Adventures of ..." series, beginning with the first four films, which feature well-known characters from the Arthurian legends.

        Double Bay Entertainment has secured a majority of the financing for the four films, which will be produced concurrently. They will have a combined budget of approximately $22 million. Avenue Family Entertainment and Double Bay Entertainment also plan to exploit the films with respect to publishing and interactive videogames.

        With this acquisition and the creation of the wholly owned subsidiary, Avenue Family Entertainment, Avenue Entertainment Group will also actively pursue other opportunities in what it believes is the growing world-wide market for quality family oriented feature films, films for television and other television programming.

        In addition, Avenue Entertainment Group and Double Bay Entertainment will cooperate in the development and production of a range of other feature and television films, as well as in securing production financing through the combination of an equity based production fund and tax based co-financing.

        Double Bay Entertainment, Inc. is a company founded in the USA by Australian interests to develop, finance, market and arrange distribution of filmed entertainment projects.

        "Double Bay Entertainment is delighted by its association with Avenue Entertainment Group," Rob Chapman, the company's President and CEO said today. "Avenue Entertainment Group's extensive film and television development and production experience, and its talent and industry relationships, will obviously provide a most significant new dimension for our company's resources and activities, while we are very confident that Double Bay will contribute strongly to the successful expansion into new directions by Avenue," Chapman said.

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        "We are excited to be working with Double Bay  Entertainment and believe this is an important ongoing relationship with which we can positively transform the scope and nature of our business", said Cary Brokaw, President and CEO of Avenue Entertainment Group. "We believe there is a large and growing market for high quality family oriented films based on established literary properties and produced for appropriate budgets that represents an exciting opportunity for our new division."

        Avenue Entertainment Group is a diversified entertainment company that produces feature films, movies for television and cable, television series and one-hour biography programs. Avenue Pictures, a division of Avenue Entertainment Group, and Brokaw have produced the Academy Award (R) winning Restoration, as well as Robert Altman's Short Cuts and The Player, the later being nominated for five Academy Awards (R), including Best Picture. Brokaw and Avenue have also produced such features as Finding Graceland, Drugstore Cowboy and The Object Of Beauty. The company's most recent cable production is the film version of the Pulitzer Prize winning play, Wit, for HBO starring Emma Thompson and directed by Mike Nichols. The company's upcoming feature films include Mindhunters to be financed by Intermedia and The Last Good Feeling directed by James Merendino. Upcoming cable and television movies include The Twelve (USA Networks) and Special Occasions (CBS).

Safe Harbor statement under the Private Securities Reform Act of 1995: Except for historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products and prices, the inherent uncertainty of the film and television production business (in which success of a product depends upon unpredictable and changing factors such as competition and audience acceptance) and other factors discussed in the Company's various filings with the Securities and Exchange Commission.

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